Exhibit (a)(2)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF TRUST

OF

NT ETF TRUST

This Certificate of Amendment to the Certificate of Trust of NT ETF Trust, a Maryland statutory trust (the “Trust”), dated as of April 12, 2011, is being duly executed and filed on behalf of the Trust by the undersigned, as a Trustee of the Trust and not individually, to amend the Certificate of Trust of the Trust filed with the Secretary of State of the State of Maryland on May 13, 2010 (the “Certificate of Trust”) pursuant to Section 12-204 of the Maryland Statutory Trust Act.

1. Name. The name of the statutory trust is NT ETF Trust.

2. Certificate of Amendment to the Trust. The Certificate of Trust is hereby amended by deleting Section 2 thereof in its entirety and inserting the following in lieu thereof:

“SECOND: The name of the statutory trust (the “Trust”) is FlexShares Trust.”

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Trust as of the date first written above.

By:	/s/ Peter K. Ewing
Peter K. Ewing, as Trustee